UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
September 14, 2016

IMS Health Holdings, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-36381	27-1335689
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

83 Wooster Heights Road
Danbury, CT 06810
(Address of Principal Executive Offices, including Zip Code)

(203) 448-4600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 14, 2016, IMS Health Incorporated (the “Issuer”), a wholly owned subsidiary of IMS Health Holdings, Inc. (“IMS Health”), entered into a purchase agreement with the representative of the initial purchasers named therein, relating to the issuance and sale of $1,750 million equivalent in gross proceeds of the Issuer’s Senior Notes consisting of (i) $1,050 million of Senior Notes due 2026 bearing interest at a rate of 5.0% and (ii) €625 million of Senior Notes due 2024 bearing interest at a rate of 3.5%. The net proceeds from the notes offering (together with proceeds from additional term loans and other available cash) will primarily be used to extinguish certain existing indebtedness of the Issuer and Quintiles Transnational Holdings Inc. (“Quintiles”) in connection with the previously announced proposed merger between IMS Health and Quintiles. The consummation of the notes offering is subject to market and other conditions and is mandatorily redeemable if the merger does not occur.

Item 8.01 Other Events.

On September 14, 2016, IMS Health and Quintiles issued a joint press release announcing the pricing of the notes offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibits.

99.1 Joint Press Release dated September 14, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMS Health Holdings, Inc.

By:	/s/ Ronald E. Bruehlman
Name:	Ronald E. Bruehlman
Title:	Senior Vice President & Chief Financial Officer

Date: September 14, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Joint Press Release dated September 14, 2016.